Exhibit 99.1

Schedule D Part I

TRU TAJ LLC AND SUBSIDIARIES

EXCLUDING PROPCO 1

(UNAUDITED)

CONDENSED CONSOLIDATED OPERATIONS DATA (UNAUDITED)	4 Weeks Ended
(In millions)	March 31, 2018 (1)	March 25, 2017
Net sales	$222	$207
Cost of sales	139	129

Gross margin	83	78
Selling, general and administrative expenses	78	79
Depreciation and amortization	7	5
Other income, net	1	—
Intercompany expense	8	6

Total operating expenses	94	90

Operating loss	(11)	(12)
Interest expense, net	(4)	(10)
Reorganization items, net (1)	278	—

Earnings before income taxes	$263	$(22)

EBITDA (ex. P1) (2)	$(4)	$(7)

Capital expenditures	$1	$1

SELECT BALANCE SHEET ITEMS
(In millions)	March 31, 2018 (1)	March 25, 2017
Cash and cash equivalents	$311	$225
Merchandise inventories	579	695
Restricted cash (3)	101	44

Accounts payable	$383	$482
Current portion of long-term debt	393	62
Long-term debt (4)	24	966

(1)	On February 28, 2018, Toys “R” Us Limited (“Toys-UK”) and Toys “R” Us Holdings Limited entered administration proceedings. In accordance with US GAAP, TRU Taj LLC no longer has sole control of the operations of Toys-UK and Toys “R” Us Holdings Limited and as such we have deconsolidated the results of Toys “R” Us Holdings Limited and subsidiaries subsequent to the administration date. As a result, we recorded a gain of $285 million in Reorganization items, net for the period ended March 31, 2018. In accordance with US GAAP, the results of Toys-UK are included within the four weeks ended March 25, 2017 and include Net Sales of $26 million, Gross margin of $10 million, Merchandise inventories of $123 million and Accounts payable of $75 million.
(2)	EBITDA is defined as earnings before income taxes, interest expense, depreciation and amortization and excludes restructuring charges and reorganization line items above.
(3)	Includes $90 million of restricted cash at TRU Taj LLC as of March 31, 2018.
(4)	As of March 31, 2018 Long-term debt excludes $545 million (carrying value) of Taj Senior Secured Notes classified as Liabilities subject to compromise and the $363 million (carrying value) UK Real Estate Credit Facility as a result of the deconsolidation of Toys “R” Us Holdings Limited and subsidiaries.

Schedule D Part II

Additional public disclosure for Europe (excl. UK) and Australia group:	4 Weeks Ended
(In millions)	March 31, 2018
Net sales	$94
EBITDA (1)	(9)
Cash (including Taj cash)	144

The foregoing information is being delivered in accordance with Section 4.03(c)(1) of the indenture governing the 11% senior secured ABL DIP notes (the “Notes”) and that this is not all of the information necessary to make an investment decision relating to the Notes. The Company terminated all of the outstanding commitments under the European ABL Facility on February 23, 2018. As a result, no further borrowings are available thereunder. There were no outstanding borrowings under the European ABL Facility at the time of its termination. This information has been prepared by and is the responsibility of management and is preliminary and based upon information available to the Company as of the date of the report. The Company may identify items that would require adjustments to the results announced herein. The Company cautions you not to place undue reliance on this financial information as the Company’s auditors have not audited, reviewed, compiled or performed any procedures with respect to this financial data.

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